2010 Annual Meeting Speech

GOOD MORNING!  I’m delighted that so many of you could join us today.  Before I begin my remarks, I would like to introduce our Board of Directors whose dedication, support, and guidance is very much appreciated.  Please stand as I call your name.

Chuck Sioberg, Chairman of the Board, Chuck Bender, Marty Brown, Warren Elliott, Don Fry, Skip Jennings, Stanley Kerlin, Jerry Miller, Steve Patterson, and Marty Walker.

I would like to take this opportunity to recognize and thank Kurt Suter who retired from the Franklin Financial Board of Directors at the end of January 2010 for his seven years of dedicated service.  His insight will be missed.

Finally, some distinguished professionals who serve your company in attendance today:

-  Dean Dusinberre of Rhoads & Sinon, Attorneys-at-Law, our SEC Counsel;

-  Keith Cenekofsky of ParenteBeard LLC, our Certified Public Accountants;

- Marylynn Darmstaetter representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock       AND

-  Jim Weaver of Weaver Consulting and Asset Management.  You’ll hear more from Jim later in the program when he presents his annual economic forecast and market update.

Franklin Financial reported earnings of $6,585,000 in 2009, representing a 23.4% decrease from our 2008 earnings of $8,595,000.  Diluted earnings per share decreased from $2.24 per share in 2008 to $1.71 per share in 2009.

2009 may have been the most challenging year in the financial services industry since the Great Depression.  As 2008 ended, it was clear that we were in a recession and 2009 began with the passage of the largest ever government spending and economic stimulus plan in an effort to jump-start the economy.  Despite this initiative, the economy continued further into recession and unemployment continued to climb, reaching double digits.  Consumer loan delinquency and foreclosures increased, as did business failures.  And the Federal Reserve maintained short-term rates at historic lows.   These conditions created a difficult operating environment for many banks during 2009 as net interest margins fell and loan losses increased.  As the recession continued, bank failures increased from 25 in 2008 to 140 in 2009.  As of March 31, 2010, 41 banks have already been closed.

Franklin Financial was not immune to this challenging environment but fared much better than many of its peers. Although the media has repeatedly reported that “banks have stopped lending”, we continued to support both consumers and businesses in our marketplace, registering exceptional growth in both loans and deposits during 2009.

Some key factors negatively impacting our financial performance in 2009 included:

•
A 3.85% decrease in Net Interest Income on a fully tax equivalent basis (FTE) from $31,488,000 in 2008 to $30,277,000 in 2009.  Although growth in loan volume positively impacted FTE Net Interest Income, the Federal Reserve’s action to significantly lower short-term interest rates in December 2008, led to a repricing of loan yields which was not offset as quickly by the repricing of deposit costs.

•
FDIC insurance premiums increased from $105,000 in 2008 to $1,397,000 in 2009 reflecting both a seven basis point increase in the deposit insurance assessment rate as well as a special assessment as of June 30, 2009.

•	An increase in our Provision for Loan Losses from $1,193,000 in 2008 to $3,438,000 in 2009 as a result of continued loan growth as well as an increase in Net Charge-offs and Nonperforming Assets.

•	A $588,000 increase in Pension Expense relating to the low interest rate environment.

•	Other Than Temporarily Impaired write-downs on financial services stocks in our investment portfolio in the amount of $422,000 and net losses on the sale of other securities totaling $522,000.

As a shareholder, you received a 1% increase in regular cash dividends from $1.07 in 2008 to $1.08 in 2009.  Our current annual dividend payout represents a 6.5% return based upon the closing price of Franklin Financial stock at March 31, 2010.  Regular cash dividends have grown at an average rate of 4.2% over the past five years.

The market value of a share of Franklin Financial stock decreased 10.5% from a closing price of $18.25 at year-end 2008 to $16.33 at December 31, 2009.  We are not optimistic that financial services stocks will show a significant recovery until investors again regain confidence in both the economic recovery as well as the future earnings capacity of our industry.

Franklin Financial’s total assets reached $979,373,000 at December 31, 2009, representing an 8.5% increase over 2008.  Net loans grew by 9.2% on a year-over-year basis.  Average loan outstandings increased 14.5% in 2009.  Commercial loan demand remained strong resulting in $235,000,000 of closed loan transactions which increased the average loan outstandings in this portfolio by 26.7%.  Average consumer loan outstandings decreased 5.8% as consumers “pulled in their horns” and focused on reducing debt and increasing savings.  The lower interest rate environment did, however, create a “refi boom” in residential mortgage closings.  Closings in 2009 increased to $49,500,000 from $27,800,000 in 2008.  Average residential mortgage outstandings declined by 12.5% as we continue to hold fewer mortgage originations in our portfolio.

We experienced strong deposit growth in 2009 as consumers and businesses built liquidity and moved funds out of higher risk investments.  Total deposits and repurchase agreements as measured at year-end increased by 14.8% while average deposits and repurchase agreements increased 11.8%.  In addition to significant growth in Certificate of Deposit balances as a result of several successful promotions, average core deposits (i.e. checking, savings, and interest bearing checking) increased by 3.8%  while our Money Management Accounts increased by 3.4%.

Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 10.89% and a Leverage Capital Ratio of 7.50%.  These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized”.

Our Tangible Capital Ratio, was 7.47% at year-end.  This ratio has increasingly been the focus of both regulators and investors seeking to measure true capital adequacy.

Franklin Financial’s safety and soundness indicators continue to compare favorably to peers.  As a result of the continued loan growth as well as an increase in net charge-offs from .19% in 2008 to .26% in 2009 and an increase in Nonperforming Assets/Total Assets to 1.93%, we increased our Provision for Loan Losses by $2,245,000.  Accordingly, our Allowance for Loan Losses as a percentage of Total Loans increased from 1.09% at year-end 2008 to 1.21% at December 31, 2009.

The market value of assets under management by our Investment and Trust Services Department declined from $497,215,000 at year-end 2008 to $460,233,000 as of December 31, 2009, reflecting decreased market valuations.  Assets under management as reported does not include approximately $97,700,000 in assets held at third party brokers at December 31, 2009 compared to $72,100,000 at year-end 2008.  Investment and Trust Services fee income, including revenue generated through the Personal Investment Centers increased modestly from $3,500,000 in 2008 to $3,519,000 in 2009 again reflecting depressed market valuations through most of 2009.

We continue to introduce products and services providing added convenience to our customers and prospective customers.  During the first quarter, we added the capability of accepting both residential mortgage and home equity loan applications online.  In addition to the ability to review our current interest rates and programs as well as to be notified electronically as interest rates change, the system features a “Check Status” feature enabling the applicant(s) to determine the status of an in process application and the capability of issuing a prequalification approval letter online.  The volume of on-line applications to date has consistently exceeded our expectations.

Our Investment and Trust Services Department introduced a new software system with the ability to create a truly comprehensive financial plan. The response from both existing and prospective customers has been very positive. Additionally, our tax preparation services were outsourced to FAST-TAX, which offers state of the art capabilities.

In October, we converted to a new online bill pay solution which enabled us to increase the percentage of all bill pay transactions that are processed electronically from less than 20% to more than 70%.  Customers have the option to receive and pay their bills electronically.  We are delighted that our customers have embraced this new platform as utilization more than doubled during the first four months.

Our small business initiative continues to produce measurable results.  F&M Trust executed multi-year contracts to partner with the Small Business Development Centers (SBDCs) at Shippensburg University and St. Francis University to present educational programs and workshops for aspiring, as well as existing small business owners throughout our marketplace.  We will continue to be the exclusive sponsor of the “First Step” and “Business Planning” workshops conducted by the SBDCs.  F&M Trust’s Small Business Relationship Managers participate in each workshop, presenting a segment focused on financing options.  In addition to providing entrepreneurs with education, information, and tools to build and sustain successful businesses which will directly benefit our local economy, partnering with these SBDCs has provided F&M Trust with an opportunity to increase our penetration of the small business market.

In the first quarter of 2010, we rolled out a Small Business Contact program targeted at specific businesses which will feature a DVD highlighting the Small Business Services of F&M Trust.  We are also evaluating opportunities to add a Small Business segment to the Money Clinic.  F&M Trust introduced the Money Clinic in 2008 to provide basic financial information and to increase the “money skills” and “Financial IQ” of customers and prospective customers.  The initial focus of the Money Clinic (www.mymoneyclinic.com) was toward Generation X and Generation Y consumers.  The information on the web site is general, and visitors can be directed to an F&M Trust professional about financial solutions for their specific situation.

Operational efficiency was greatly enhanced following the implementation of “branch capture.”  We added additional functionality to our check processing system by installing software that “reads” the hand written amounts on checks.  Currently, this system is able to “read” more than 80% of the items automatically.  We also deployed equipment in our community offices to electronically scan items such as deposits and loan payments taken over the teller line and transmit them to our check processing system.  This technology, which also supports Franklin Busine$$ e-deposit (remote deposit capture) for our business customers, has enabled us to standardize our daily cut-off times across all of our community offices and to avoid delays during inclement weather in transporting items to our check processing center.

We also made an additional investment in upgrading our community office network during 2009.  The Carlisle Crossing Office was expanded to accommodate the growth of our Cumberland County Regional and Commercial Services staff.  In addition to completing a major renovation to our Philadelphia Avenue office started in the fourth quarter of 2008, both our St. Thomas and Shippensburg offices received upgrades.

Our ATM network will expand again in 2010 with new drive-up units at Ayr Town Center in McConnellsburg and in the Riverview Business Center in Mount Union.  Both locations, originally planned for 2009, will be operational by June 30th.  We have also commenced renovations to the former Community Trust office on Market Street in Camp Hill to add a drive-up and retail banking lobby.  In addition to Investment & Trust Services as well as consumer banking, we will also offer our small business and commercial banking products and services at this location.  This facility is scheduled to be operational in the third quarter.

Franklin Financial’s first quarter earnings, which were released this morning, reflect the current economic and regulatory environment.  Your company earned $1,974,000 in the first quarter of 2010, a 6% decrease from the $2,101,000 earned in 2009.  Diluted earnings per share were $0.51 in the first quarter of 2010 versus $0.55 per share last year.

Although Net Interest Income increased by 5% compared with last year’s First Quarter, we did incur an 8% increase in Non-Interest Expense … primarily Salaries and Benefits, FDIC Insurance Premiums, and Legal Fees.

In light of the uncertain economic and regulatory environment, the Board of Directors of Franklin Financial determined that it would not be prudent to increase the dividend for the second quarter as has been our custom for many years.  Accordingly, on April 8th, the Board declared a $.27 per share regular quarterly dividend for the second quarter of 2010.

Total regular cash dividends paid during the first two quarters of 2010 will be $.54 per share.  The regular cash dividend for the second quarter will be paid on May 28th to shareholders of record at the close of business on May 7, 2010.

I anticipate that 2010 will be another challenging year for financial institutions.  In addition to continued high unemployment and related asset quality issues, as well as new regulations, the biggest uncertainty for F&M Trust and the financial services industry remains what actions the FDIC will take in order to maintain the solvency of the Deposit Insurance Fund as the pace of bank failures is anticipated to continue through at least 2011.  The FDIC’s action to require insured financial institutions to prepay insurance premiums for 2010, 2011, and 2012 as of December 30, 2009 added approximately $43 billion to the Deposit Insurance Fund.  However, the FDIC estimates that at least $100 billion will be required to handle projected bank failures in 2010 and 2011.  I anticipate that the FDIC’s loss estimate will continue to grow as we move through 2010.

Your interest and support as Franklin Financial shareholders is sincerely appreciated.

Are there any questions from the floor?